Exhibit 10.1

SHARE PURCHASE AGREEMENT

effective as of

December 15, 2018

By and Among

Borqs Technologies, Inc.,

Borqs Beijing, Ltd.,

Borqs Hong Kong Limited,

Shanghai KADI Technologies Co., Ltd.,

KADI Technologies Limited,

and

the Selling Shareholders named herein

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, effective as of December 15, 2018 (the “Agreement”), is hereby entered into by and among:

(1)	Borqs Technologies, Inc., a company incorporated under the law of the British Virgin Islands with the registered office a c/o Elian Fiduciary Services (BVI) Limited, Nemours Chambers, Road Town, Tortola, British Virgin Islands (“BORQS BVI”);

(2)	Borqs Beijing Ltd., a wholly foreign owned company organized in China with the registered address at Room 104, Floor 1, Building 82, No.10 Jiuxianqiao Road, Chaoyang District, Beijing 100015, China (“BORQS BJ”);

(3)	Borqs Hong Kong Ltd., a company organized in Hong Kong with the registered address at Office B, 21/F, Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong (“BORQS HK”, together with BORQS BJ and BORQS BVI, “BORQS”);

(4)	Shanghai KADI Technologies Co. Ltd., a company organized in China with its registered address at Building 2808, No. 185, Moyu Road, Anting Town, Jiading District, Shanghai 201805, China (“KADI SH”);

(5)	KADI Technologies Limited, a company organized in Hong Kong with the registered address at Unit 2, LG 1, Mirror Tower, 61 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong, (“KADI HK”, together with KADI SH, “KADI”);

(6)	Lin Hu and Shou Huajun, the sole shareholders of KADI SH and KADI HK (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”, and the KADI HK and KADI SH, collectively, the “Seller Parties”).

RECITALS:

WHEREAS, the Selling Shareholders collectively own 100% of the issued and outstanding common shares of each of KADI SH and KADI HK, in the ownership percentages set forth opposite their names as follows:

Lin Hu	85%
Shou Huajun	15%

WHEREAS, (i) BORQS BJ desires to acquire from the Selling Shareholders common shares of KADI SH representing 60% of the issued and outstanding common shares of KADI SH (“KADI SH Shares”), and (ii) BORQS HK desires to acquire from the Selling Shareholders common shares of KADI HK representing 60% of the issued and outstanding common shares of KADI HK (“KADI HK Shares”, together with the KADI SH Shares, the “KADI Shares”), in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”), resulting in the share ownership of each of KADI SH and KADI HK upon the Closing as follows:

BORQS	60%
Lin Hu	34%
Shou Huajun	6%

WHEREAS, prior to the date hereof, BORQS has made cash payments to KADI SH in an aggregate amount equal to Six Hundred Thousand US Dollars (US$600,000) (the “Advanced Payments”), which amount shall be deducted from the Cash Consideration (defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF THE KADI SHARES

1.1. Purchase and Sales of the KADI Shares. Subject to the terms and conditions of this Agreement, the Selling Shareholders agree to sell, assign, transfer and deliver to BORQS, and BORQS agrees to purchase, free and clear of all liens, the KADI Shares in exchange for the Purchase Price set forth in Section 1.3.

1.2. Closing. The closing of the Transaction (the “Closing”) shall take place at the office of BORQS BJ, on the date hereof or such other place, time or date as BORQS and the Selling Shareholders agree in writing. By mutual agreement of the parties, the Closing may take place by conference call and facsimile or other electronic transmission of signature pages. The date of the Closing shall be referred to herein as the “Closing Date”.

1.3. Purchase Price.

(a) The consideration to be paid by BORQS for the KADI SH Shares shall consist of cash in the total amount of Four Million Six Hundred Thousand U.S. Dollars (US$4,600,000) payable to KADI SH (the “Cash Consideration”). The Cash Consideration, minus the Advanced Payments, shall be payable in accordance with the payment schedule set forth in Section 1.5.

(b) The consideration to be paid by BORQS for the KADI HK Shares shall consist of a number of newly issued, unregistered ordinary shares of BORQS BVI (the “BORQS Shares”) equal to Nine Million Seven Hundred Fifty Thousand US Dollars (US$9,750,000), at the applicable per share price set forth in Sections 1.4, 1.5(d) and 1.5(e). The BORQS Shares shall be issued to the Selling Shareholders of KADI HK with adjustments, if any, and in accordance with the payment schedule set forth in Section 1.4, Section 7.3 and Section 7.4.

1.4. Closing Payments. At the Closing, BORQS shall make the following payments:

(a) To the Selling Shareholders of KADI HK, the number of BORQS Shares equal to One Million Five Hundred Thousand US Dollars (US$1,500,000) divided by the price of $3.30 per BORQS Share (454,545 BORQS Shares) (the “First Closing Shares Payment”), subject to Section 7.1.

(b) To the Selling Shareholders of KADI HK, the number of BORQS Shares equal to Two Million Two Hundred Twenty Five Thousand US Dollars (US$2,250,000) divided by the volume weighted average closing price of BORQS BVI as traded on The NASDAQ Stock Market under the symbol “BRQS” for the five (5) consecutive trading days (the “Market Price”) immediately preceding the Closing Date (the “Second Closing Shares Payment”, together with the First Closing Shares Payment, the “Closing Shares Payment”), subject to Section 7.1.

(c) The number of BORQS Shares equal to Two Million Two Hundred Twenty Five Thousand US Dollars (US$2,250,000) divided by the Market Price immediately preceding the Closing (the “Escrowed Shares”), subject to Section 7.2, to be held by BORQS until an escrow agent, mutually acceptable to BORQS and the Selling Shareholders (“Escrow Agent”) is engaged to hold the Escrowed Shares pursuant to this Agreement and an escrow agreement to be executed by BORQS and the Selling Shareholders (“Escrow Agreement”).

1.5. Payment Schedule. Following the payments set forth in Section 1.4, BORQS shall make the following payments after the Closing Date:

(a) For 2019, the aggregate amount of Two Million US Dollars (US$2,000,000), in four (4) equal installments of Five Hundred Thousand US Dollars (US$500,000) to KADI SH, with a quarterly installment payable prior to March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019 by wire transfer in immediately available funds to an account designated in writing by KADI SH;

(b) For 2020, the aggregate amount of One Million US Dollars (US$1,000,000), in two (2) equal installments of Five Hundred Thousand US Dollars (US$500,000) to KADI SH, with an installment payable prior to June 30, 2020 and prior to December 31, 2020 by wire transfer in immediately available funds to an account designated in writing by KADI SH;

(c) For 2021, the aggregate amount of One Million US Dollars (US$1,000,000), in two (2) equal installments of Five Hundred Thousand US Dollars (US$500,000) to KADI SH, with an installment payable prior to June 30, 2021 and prior to December 31, 2021 by wire transfer in immediately available funds to an account designated in writing by KADI SH;

(d) To the Selling Shareholders of KADI HK, the number of BORQS Shares equal to Two Million Two Hundred Twenty Five Thousand US Dollars (US$2,250,000) divided by the Market Price immediately preceding the issuance date (the “2020 Year Shares”), set forth and payable in accordance with Section 7.3; and

(e) To the Selling Shareholders of KADI HK, the number of BORQS Shares equal to One Million Five Hundred Thousand US Dollars (US$1,500,000) divided by the Market Price immediately preceding the issuance date (the “2021 Year Shares”), set forth and payable in accordance with Section 7.4.

1.6. Closing Deliveries of the Seller Parties. At or prior to the Closing, or as soon as practicable thereafter as set forth below, the Selling Shareholders, KADI SH or KADI HK, as applicable, shall deliver or cause to be delivered, the following:

(a) Evidence, which shall be provided within 90 days following the Closing, (i) from the applicable jurisdiction of the Chinese bureau of commerce that BORQS has valid ownership of 60% of KADI SH, and (ii) from the applicable governmental department of Hong Kong that BORQS has valid ownership of 60% of KADI HK;

(b) Resignation of all the directors of KADI SH and KADI HK except for Mr. Lin Hu who shall remain as the Chairman of both companies, and the approval of BORQS’ appointment of directors, effective as of the Closing Date;

(c) Evidence of the updated Register of Directors of KADI SH and KADI HK reflecting the change in directors, which shall be provided within 90 days following the Closing;

(d) Certificate of good standing (or corporate equivalent) of KADI SH and KADI HK from their respective jurisdiction of organization valid as of the Closing Date;

(e) Irrevocable representation by KADI that as of the Closing Date, there exists no debt of any kind and no accounts payable of any amount that had been incurred by KADI SH or KADI HK; and

(f) Such other documents, instruments, certificates or agreements, as BORQS may require, which shall be in form and substance satisfactory to BORQS.

1.7. Closing Deliveries of BORQS. At or as soon as practicable following the Closing, BORQS shall deliver or cause to be delivered, the following:

(a) Stock certificates representing the First Closing Shares Payment payable pursuant to Section 1.4(a);

(b) Stock certificates representing the Second Closing Shares Payment payable pursuant to Section 1.4(b);

(c) Stock certificates representing the Escrowed Shares payable pursuant to Section 1.4(c);

(d) Copies of resolutions adopted by the Board of Directors of BORQS BVI certified by an officer of BORQS BVI as to the authorization of this Agreement and the Additional Agreements, if any, and the transactions contemplated hereby and thereby; and

(e) Certificate of good standing (or corporate equivalent) of BORQS BVI, BORQS BJ and BORQS HK from their respective jurisdiction of organization valid as of the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

2.1. Corporate Existence and Power. Each of KADI SH and KADI HK is a duly formed company, validly existing and in good standing under the laws of the jurisdiction of its organization, and each has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Neither KADI SH nor KADI HK has taken any action, adopted any plan, or made any agreement in respect of any transaction, consolidation, sale of all or substantially all of their respective equity interests, assets, reorganization, recapitalization, dissolution or liquidation.

2.2. Corporate Authorization. The execution, delivery and performance of this Agreement by each of the Seller Parties and each of the additional agreements (“Additional Agreements”) to which it is or is required to a be a party, have been duly authorized by all necessary action on the part of KADI SH and KADI HK. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

2.3. Charter Documents; Legality. The Seller Parties have heretofore made available to BORQS true and complete copies of the certificate of incorporation, articles of association, bylaws, operating agreements or other comparable organizational documents (“Charter Documents”) minute books and stock books, if applicable, of KADI SH and KADI HK, as in effect or constituted on the Closing Date.

2.4. Member or Other Interests. KADI SH and KADI HK are not members of or have any interests in any partnership, corporation, association, joint venture or other business entity.

2.5. No Conflicts; Consents. The execution, delivery and performance by KADI and the Selling Shareholders of this Agreement and Additional Agreements, if any, and the consummation of the Transaction, do not and will not: (a) violate or conflict with the Charter Documents of KADI; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to KADI or the Selling Shareholders; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any lien or encumbrance on the KADI Shares or assets of KADI. No consent, approval, waiver or authorization is required to be obtained by KADI from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by KADI and the Selling Shareholders of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval, waiver or authorization is required to be obtained by the Selling Shareholders from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Selling Shareholders of this Agreement and the consummation of the Transaction contemplated hereby.

2.6. Financial Statements.

(a) The unaudited financial statements (“Financial Statements”) of KADI (i) have been prepared from the books and records of KADI; (ii) have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in The Peoples’ Republic of China; (iii) fairly and accurately present KADI’s financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the KADI’s financial condition as of their dates; (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other taxes applicable to KADI with respect to the periods then ended, and (vi) all liabilities of KADI are disclosed in the Financial Statements and there are no other liabilities or indebtedness of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except as disclosed in the Financial Statements or disclosed in writing to BORQS.

(b) All books and records of KADI have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. KADI has none of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership and direct control of KADI.

(c) Neither the Selling Shareholders, nor KADI, or any employee, auditor, accountant or representative of KADI, has received or otherwise had or obtained knowledge of any compliant, allegation, assertion or claim, whether written or oral, regarding the accuracy or validity of the Financial Statements.

2.7. Litigation. There is no action, suit, investigation, hearing or proceeding or any basis therefor (“Action”) pending against, or to the knowledge of the Selling Shareholders, threatened against or affecting the Selling Shareholders, KADI SH or KADI HK, any of their respective officers or directors, the business of KADI SH or KADI HK before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transaction contemplated hereby. There are no outstanding judgments against KADI.

2.8. Contracts.

Each contract, written or oral, to which KADI is a party or is bound (each, a “Contract”) is a valid and binding agreement, and is in full force and effect, and neither the Seller Parties, nor, to the knowledge of the Seller Parties, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract, or that would result in a termination of such Contract or causer or permit the acceleration or other changes of any right or obligation or the loss of benefit under such Contract. Neither KADI nor any Selling Shareholder has received any notice of any intention to terminate any Contract. Neither KADI nor the Selling Shareholders has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. The Seller Parties have provided copies of each material valid and binding Contract to BORQS with contract value higher than US$50,000.

2.9. Licenses and Permits; Compliance with Laws.

(a) Each of KADI SH and KADI HK possesses all permits, licenses, approvals, authorizations, registrations, certificates and similar rights from applicable governmental authorities (the “Permits”) necessary for the ownership and operation of their businesses. True, complete and correct copies of the Permits issued to KADI SH and KADI HK have previously been delivered to BORQS. Such Permits are valid and in full force and effect and, none of the Permits will be terminated or impaired or become terminable as a result of the Transaction contemplated hereby. Each of KADI SH and KADI HK has all Permits necessary to operate their respective business other than those Permits whose absence individually or in the aggregate would not cause a material adverse effect.

(b) Each of KADI SH and KADI HK has complied, and is currently in compliance, with all laws applicable to it or its business, properties or assets.

2.10. Tax Matters.

(a) Compliance Generally. Where required by applicable law, each of KADI SH and KADI HK has (A) duly and timely filed all tax returns required to be filed on or prior to the Closing Date, which tax returns are true, correct and complete in all material respects, and (B) duly and timely paid all taxes due and payable in respect of all periods up to and including the date which includes the Closing Date or has made adequate provision in its books and records and the Financial Statements in accordance with GAAP for any such tax which is not due on or before such time. KADI has provided BORQS with a schedule, which sets forth each taxing jurisdiction in which KADI SH and KADI HK has filed or is required to file tax returns and whether KADI SH or KADI HK has filed consolidated, combined, unitary or separate income or franchise tax returns with respect to each such jurisdiction, and a copy of such tax returns as shall have been requested by BORQS. Any tax returns of KADI filed subsequent hereto and on or prior to the Closing Date were or will be consistent with the tax returns furnished to BORQS and did not and will not make, amend or terminate any election with respect to any tax or change any accounting method, practice or procedure. KADI SH and KADI HK have complied with all applicable law relating to the reporting, payment, collection and withholding of taxes and has duly and timely withheld or collected, paid over and reported all taxes required to be withheld or collected on or before the Closing Date.

(b) No Audit. (A) No taxing authority has asserted any adjustment that could result in an additional tax for which KADI SH and KADI HK are or may be liable or that could result in a lien on any of its assets which has not been fully paid or adequately provided for on the Financial Statements (collectively, “Tax Liability”), or which adjustment, if asserted in another period, would result in any Tax Liability, (B) there is not pending any audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability and, to the knowledge of KADI and the Selling Shareholders, no taxing authority is contemplating such a Proceeding and there is no basis for any such Proceeding, (C) no statute of limitations with respect to any Tax Liability has been waived or extended (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney authorizing anyone to act on behalf of KADI SH or KADI HK in connection with any Tax Liability, tax return or Proceeding relating to any tax, (E) there is not any outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any taxing authority with respect to KADI SH or KADI HK, its income, assets or business, or any Tax Liability, (F) KADI SH and KADI HK are not required to include any adjustment, required under applicable tax law, in income for any period ending after the Closing Date, (G) KADI SH and KADI HK are not and has never been a party to any tax sharing or tax allocation agreement, arrangement or understanding, (H) KADI SH and KADI HK are not and has never been included in any consolidated, combined or unitary tax return, (I) all taxable periods for the assessment or collection of any Tax Liability are closed by agreement or by operation of the normal statute of limitations (without extension) or will close by operation of the normal statute of limitations for such taxes (in each case determined without regard to any omission, fraud or other special circumstance other than the timely filing of the tax return), and (J) no taxing authority has ever asserted that KADI SH or KADI HK should file a tax return in a jurisdiction where it does not file.

2.11. Investment Representations, Warranties and Covenants by Non-United States Persons. Each Selling Shareholder who is a Non-U.S. person hereby represents and warrants to BORQS that this Agreement is made by BORQS with each Selling Shareholder, who is a Non-U.S. person, in reliance upon such Non-U.S. person’s representations, warranties and covenants made.

2.12. Other Information. Neither this Agreement, nor any of the documents or other information made available to BORQS or its affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with BORQS’s due diligence review of the business and operations of KADI or the Transaction contemplated by this Agreement contained, contains or will contain any untrue statement of a material fact.

2.13. Money Laundering Laws. The operations of KADI are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no Action involving KADI with respect to the Money Laundering Laws is pending or, to the knowledge of the Selling Shareholders or KADI, threatened.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORQS

BORQS represents and warrants to the Seller as follows:

3.1. Corporate Existence and Power. BORQS BVI is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

3.2. Corporate Authorization. The execution, delivery and performance by BORQS of this Agreement and each of the other additional agreements to which it is or required to be a party and the consummation by BORQS of the Transaction contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BORQS. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements will constitute, the valid and legally binding agreement of BORQS, as applicable, enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3. No Conflicts; Consents. The execution, delivery and performance by BORQS of this Agreement and Additional Agreements, if any, and the consummation of the Transaction, do not and will not: (a) violate or conflict with the Charter Documents of BORQS; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BORQS; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which BORQS is a party or to which any of the assets of BORQS are subject; or (d) result in the creation or imposition of any lien or encumbrance on the assets of BORQS. No consent, approval, waiver or authorization is required to be obtained by BORQS from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by BORQS of this Agreement and the consummation of the transactions contemplated hereby.

3.4. Issuance of BORQS Shares. The BORQS Shares, when issued in accordance with this Agreement, will be: (i) duly authorized and validly issued, (ii) fully paid and nonassessable, (iii) free and clear of all liens and encumbrances, and (iv) will be restricted securities subject to restrictions on transfer under applicable United States state and federal securities laws, and that may only be resold by the Selling Shareholders in compliance with the registration requirements of the Securities Act, or an exemption therefrom.

3.5. Litigation. Except as disclosed to the Selling Shareholders, there is no Action pending, or to the knowledge of BORQS, threatened against BORQS or any of its officers or directors, before any court or arbitrator or any governmental body, agency or official which if adversely determined against BORQS, has or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of BORQS, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated under this Agreement. There are no outstanding court judgments against BORQS.

ARTICLE IV

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1. Survival. The representations and warranties of the Seller Parties and BORQS contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.2. Reliance on Representations and Warranties of the Seller. Notwithstanding any right of BORQS to fully investigate the business and affairs of KADI and notwithstanding any knowledge of facts determined or determinable by BORQS pursuant to such investigation or right of investigation, BORQS shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Seller Parties contained in this Agreement.

4.3. Reliance on Representations and Warranties of BORQS. Notwithstanding any right of the Selling Shareholders to investigate the business and affairs of BORQS and notwithstanding any knowledge of facts determined or determinable by the Selling Shareholders pursuant to such investigation or right of investigation, the Selling Shareholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of BORQS contained in this Agreement.

ARTICLE V

INDEMNIFICATION

5.1. Indemnification of BORQS. The Selling Shareholders will indemnify and hold harmless BORQS, its affiliates and their respective officers, directors, partners, members, managers, employees, agents, trustees, successors and assigns (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, diminution of value, expense (including costs of investigation and defense and reasonable attorneys’ fees as incurred), whether or not involving a third-party claim (collectively, “Losses”), arising directly or indirectly from or in connection with: (i) any inaccuracy in or breach of any representation or warranty of the Seller Parties contained in this Agreement or any documents or instruments executed and delivered by the Seller Parties pursuant to this Agreement; and (ii) any failure by the Seller Parties to perform any covenant, agreement or obligation of the Seller Parties contained in this Agreement or any documents or instruments executed and delivered by the Seller Parties pursuant to this Agreement.

5.2. Indemnification of the Selling Shareholders. BORQS will indemnify and hold harmless the Selling Shareholders, their affiliates and their respective officers, directors, partners, members, managers, employees, agents, trustees, successors and assigns (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of, any Losses arising directly or indirectly from or in connection with: (i) any inaccuracy in or breach of any representation or warranty of BORQS contained in this Agreement or any documents or instruments executed and delivered by BORQS pursuant to this Agreement; and (ii) any failure by BORQS to perform any covenant, agreement or obligation of Buyer contained in this Agreement.

5.3. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

5.4. Payment of Claims; Right of Set-Off. Any indemnification obligations of an Indemnifying Party under this Article VI will be paid by wire transfer in immediately available funds within ten (10) days after the receipt of a claim by the Indemnifying Party from the Indemnified Party. Any Losses suffered or incurred by BORQS as an Indemnified Party may be set off, in BORQS’ sole discretion, from any due and unpaid installment payments of cash or BORQS Shares payable to the Selling Shareholders under Section 1.5.

ARTICLE VI

DISPUTE RESOLUTION

6.1. Arbitration.

(a) In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(b) If after good faith negotiations the dispute is not resolved, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration by an arbitration panel set up in Hong Kong SAR. The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(c) The laws of Hong Kong SAR shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of Hong Kong SAR applicable to a contract negotiated, signed, and wholly to be performed in Hong Kong SAR, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 6.1, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs for the reasons set forth in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(e) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(f) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(g) This Article VI shall survive the termination of this Agreement and any agreement contemplated hereby.

6.2. Attorneys’ Fees. The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 6.1 shall pay to the prevailing party all reasonable attorneys’ fees and costs reasonably incurred by the prevailing party, in addition to any other relief to which it may be entitled.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1. Clawback. The Closing Shares Payment issued to the Selling Shareholders of KADI HK at the Closing are subject to the achievement by KADI SH of the following targets:

(a) Revenue, as defined in this Agreement shall be revenue for the period from October 1, 2018 to December 31, 2018 in the amount of Three Million US Dollars (US$3,000,000) (the “2018 Revenue Target”), irrespective of the actual amount of KADI’s 2018 revenue that can be consolidated into the financial results of BORQS, subject to audit by the independent financial auditor selected and assigned by BORQS (the “BORQS Auditor”). If revenues are 90% or more of the 2018 Revenue Target, then 100% of the Closing Shares Payment shall be kept by the Selling Shareholders; if revenues are between 60% to 89.9% of the 2018 targets, the percentage of Closing Shares Payment to be returned or “clawed back” shall equal to: (i) 90% minus (ii) the percentage completion that is between 60% to 89.9% of the 2018 Revenue Target, whichever is applicable.

(b) If revenues of KADI SH do not reach at least 60% of the 2018 Revenue Target, then all of the Closing Shares Payment shall be forfeited by the Selling Shareholders and returned to BORQS for cancellation. The amount of revenue in excess, if any, of the 2018 Revenue Target shall be applied to the 2019 Revenue Target in Section 7.2.

(c) Each Selling Shareholder agrees and covenants not to, from the Closing Date and in accordance with the schedule set forth in Section 7.1(d) below, (i) lend, offer, pledge, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any BORQS Shares comprising the Closing Shares Payment; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Closing Shares Payment; or (iii) publicly disclose the intention to do any of the foregoing (the “Lock-Up”).

(d) The Lock-Up shall apply to the BORQS Shares comprising the Closing Shares Payment in the following amounts as follows: (i) 67% of the Closing Shares Payment for a period of six (6) months following the Closing; and (ii) 33% of the Closing Shares Payment for a period of twelve (12) months following the Closing. The BORQS Shares comprising the Closing Shares Payment shall not be subject to any Lock-Up eighteen (18) months following the Closing Date.

7.2. Escrowed Shares. The Escrowed Shares held by the Escrow Agent shall be released to the Selling Shareholders of KADI HK upon the achievement by KADI SH of the following:

(a) Revenue for the year ended December 31, 2019 in the amount of Nine Million Eighty Thousand US Dollars (US$9,080,000) (“2019 Revenue Target”), subject to audit by the BORQS Auditor. The 2019 Revenue Target may be adjusted as mutually agreed between BORQS and the Selling Shareholders during the following months: (i) January 2019 and (ii) July 2019. Any revision to the 2019 Revenue Target shall be in writing and executed by BORQS and the Selling Shareholders.

(b) If revenues are 90% or more of the 2019 Revenue Target, then 100% of the Escrowed Shares shall be released by the Escrow Agent to the Selling Shareholders; provided, that, that if revenues are between 60% to 89.9% of the 2019 Revenue Target, the percentage of Escrowed Shares to be released shall be reduced by a percentage equal to: (i) 90% minus (ii) the percentage completion that is between 60% to 89.9% of the 2019 Revenue Target.

(c) If (i) revenues are not at least 60% of the 2019 Revenue Target, or (ii) net income for 2019 is negative as confirmed by the BORQS Auditor, then the 2019 Revenue Target will not be deemed met and 100% of the Escrowed Shares shall be forfeited by the Selling Shareholders and released by the Escrow Agent to BORQS for cancellation.

(d) The amount of any revenue in excess of the 2019 Revenue Target (“2019 Revenue Excess”) and the amount of any net income after tax in excess of Eight Hundred Thirty Thousand US Dollars (US$830,000) in 2019 (“2019 Income Excess”) shall be applied to the 2020 targets set forth in Section 7.3.

BORQS and the Selling Shareholders shall use good faith efforts to engage an Escrow Agent no later than thirty (30) days following the Closing to hold the Escrowed Shares in accordance with this Agreement and an Escrow Agreement to be executed by the parties. BORQS and the Selling Shareholders agree and acknowledge that BORQS may maintain the certificate or certificates evidencing the Escrowed Shares until such time as an Escrow Agent is engaged by the parties.

7.3. 2020 Targets. Subject to Section 7.7, the 2020 Year Shares will be issued to the Selling Shareholders of KADI HK upon the achievement by KADI SH of the following:

(a) Revenue of Fifteen Million Five Hundred Fifty-Five Thousand US Dollars (US$15,550,000) (“2020 Revenue Target”) and a net income after tax of One Million Six Hundred Thirty Thousand US Dollars (US$1,630,000) (“2020 Net Income Target”) for the year ended December 31, 2020, subject to audit by the BORQS Auditor. The 2020 Revenue Target and 2020 Net Income Target may be adjusted as mutually agreed between BORQS and the Selling Shareholders during the following months: (i) January 2020 and (ii) July 2020. Any revision to the 2020 Revenue Target or 2020 Net Income Target shall be in writing and executed by BORQS and the Selling Shareholders.

(b) If revenues (including the 2019 Revenue Excess, if any) and net income (including the 2019 Income Excess, if any) are 90% or more of the 2020 Revenue Target and the 2020 Net Income Target, respectively, then 100% of the 2020 Year Shares will be issued to the Selling Shareholders; provided, that if either percentage is less than 60%, then neither the 2020 Revenue Target nor the 2020 Net Income Target will be deemed to have been met, resulting in no issuance of the 2020 Year Shares.

(c) If revenues (including the 2019 Revenue Excess, if any) is between 60% to 89.9% of the 2020 Revenue Target (“2020 Revenue Percentage”), and net income (including the 2019 Income Excess, if any) is between 60% to 89.9% of the 2020 Net Income Target (“2020 Net Income Percentage”), then the percentage of the 2020 Year Shares that shall be issued will be reduced by a percentage equal to: (i) 90% minus (ii) the lesser of the 2020 Revenue Percentage and the 2020 Net Income Percentage.

(d) The amount of any revenue in excess of the 2020 Revenue Target (“2020 Revenue Excess”), and the amount of any net income after tax in excess of the 2020 Net Income Target (“2020 Income Excess”), shall be applied to the 2021 targets set forth in Section 7.4.

(e) Within three (3) business days after the revenue and net income of KADI SH for the year ending December 31, 2020 is finally determined, and verified by the BORQS Auditor, BORQS shall issue the 2020 Year Shares to the Selling Shareholders of KADI HK, subject to any adjustment as set forth in this Section 7.3.

7.4. 2021 Targets. Subject to Section 7.7, the 2021 Year Shares will be issued to the Selling Shareholders of KADI HK upon the achievement by KADI SH of the following:

(a) Revenue of Twenty-Three Million Nine Hundred Fifty Thousand US Dollars (US$23,950,000) (“2021 Revenue Target”) and net income after tax of Two Million Seven Hundred Eighty Thousand US Dollars (US$2,780,000) (“2021 Net Income Target”) for the year ended December 31, 2021, subject to audit by the BORQS Auditor. The 2021 Revenue Target and 2021 Net Income Target may be adjusted as mutually agreed between BORQS and the Selling Shareholders during the following months: (i) January 2021 and (ii) July 2021. Any revision to the 2021 Revenue Target or 2021 Net Income Target shall be in writing and executed by BORQS and the Selling Shareholders.

(b) If revenues (including the 2020 Revenue Excess, if any) and net income (including the 2020 Income Excess, if any) are 90% or more of the 2021 Revenue Target and the 2021 Net Income Target, respectively, then 100% of the 2021 Year Shares will be issued to the Selling Shareholders; provided, that if either percentage is less than 60%, then neither the 2021 Revenue Target nor the 2021 Net Income Target will be deemed to have been met, resulting in no issuance of the 2021 Year Shares.

(c) If revenues (including the 2020 Revenue Excess, if any) is between 60% to 89.9% of the 2021 Revenue Target (“2021 Revenue Percentage”), and net income (including the 2020 Income Excess, if any) is between 60% to 89.9% of the 2021 Net Income Target (“2021 Net Income Percentage”), then the percentage of the 2021 Year Shares that shall be issued will be reduced by a percentage equal to: (i) 90% minus (ii) the lesser of the 2021 Revenue Percentage and the 2021 Net Income Percentage.

(d) Within three (3) business days after the revenue and net income of KADI SH for the year ending December 31, 2021 is finally determined, and verified by the BORQS Auditor, BORQS shall issue the 2021 Year Shares to the Selling Shareholders of KADI HK, subject to any adjustment as set forth in this Section 7.4.

7.5. Target Procedures and Measurements.

(a) No later than 45 days following December 31st of each calendar year, the Selling Shareholders shall deliver, or cause KADI SH to deliver, a statement (the “Target Statement”) to BORQS setting forth the revenues and net income of KADI for the twelve (12) month period ending December 31st of the prior calendar year, or in the case of the 2018 Revenue Target, the time period set forth in Section 7.1(a) (the “Measurement Period”), together with reasonably detailed supporting documentation. Each Target Statement shall state KADI’s good faith determination as to whether the applicable targets in Section 7.1, Section 7.2, Section 7.3 and Section 7.4 have been met (or the amount, if any, by which each target was missed), specifying in reasonable detail the calculations of revenues and net income for the applicable Measurement Period. The Target Statements shall be prepared and calculated in good faith and shall be based on the books and records and financial statements of KADI, which shall have been prepared, with assistance from the BORQS accounting staff as necessary. The financial results as evidenced by the Target Statements must be verified by the BORQS assigned auditors before they are accepted by BORQS.

7.6. Purchase Option. From the Closing Date until December 31, 2021 (the “Option Period”), BORQS shall have the exclusive option, exercisable in its sole discretion, to purchase the remaining 40% of the common shares of each of KADI SH and KADI HK (the “Remaining Shares”) owned by the Selling Shareholders (the “Purchase Option”) at a purchase price with a 9% premium to the Purchase Price paid by BORQS pursuant to this Agreement, or as mutually agreed between BORQS and the Selling Shareholders. To exercise the Purchase Option, BORQS shall give written notice to the Selling Shareholders prior to the expiration of the Option Period and the parties shall negotiate in good faith to execute a definitive agreement for BORQS to purchase the Remaining Shares as soon as practicable following the exercise of the Purchase Option.

7.7. Issuance Limitations.

(a) BORQS and the Selling Shareholders agree and acknowledge that the number of BORQS Shares comprising the 2020 Year Shares and 2021 Year Shares issuable pursuant to Section 7.3 and Section 7.4, respectively, may exceed twenty percent (20%) or more of the ordinary shares or voting power of BORQS BVI (such number of shares, the “20% Issuance”) when aggregated with any other BORQS Shares issuable pursuant to this Agreement. To the extent that prior approval from the shareholders of BORQS BVI (“Shareholder Approval”) is required by the applicable rules and regulations of the NASDAQ Stock Market with respect to such 20% Issuance (as defined by the applicable rules and regulations of the NASDAQ Stock Market), BORQS BVI may not issue a number of BORQS Shares which, when aggregated with any BORQS Shares previously issued pursuant to this Agreement, would exceed 6,257,539 ordinary shares (the “Issuance Maximum”).

(b) In the event Shareholder Approval is required with respect to a 20% Issuance of BORQS Shares under this Agreement, BORQS BVI shall, at the next annual meeting of its shareholders, submit a proposal for such Shareholder Approval.

(c) BORQS and the Selling Shareholders agree and acknowledge that for as long as Shareholder Approval is required by NASDAQ but is not obtained from the BORQS BVI shareholders, then no more than 6,257,539 BORQS Shares shall be issued to the Selling Shareholders pursuant to this Agreement until such Shareholder Approval is obtained.

7.8. Independent Auditor. From the Closing Date, the Selling Shareholders, KADI SH and KADI HK shall provide the BORQS Auditor with the documents, assistance and resources necessary to audit and verify the financial targets set forth in Sections 7.1, 7.2, 7.3 and 7.4.

7.9. Accounting Staff. From the Closing Date, BORQS shall assign one or more accounting staff to provide accounting and bookkeeping services in the offices of KADI and the Selling Shareholders, KADI SH and KADI HK, as applicable, shall provide such staff with access, documents, assistance and resources as necessary for such services.

ARTICLE VIII

MISCELLANEOUS

8.1. Notices. All notices, requests, demands, waivers, claims and other communications to any party hereunder shall be in writing and shall be given to such party by hand or overnight courier services, mailed by certified or registered mail or sent by facsimile or email transmission to the parties set forth below, and shall be effective and deemed to have been given: (i) immediately when sent by facsimile or email (with affirmative confirmation of receipt in writing or email), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any business day:

if to BORQS, to:

Borqs Technologies, Inc.

Address: Building B23-A, Universal Business Park

 No.10 Jiuxianqiao Road, Chaoyang District

 Beijing 100015, China

 Facsimile: +86-10-5975-6363

 Email: akchan@borqs.com

if to KADI or the Selling Shareholders:

Shanghai KADI Technologies Co., Ltd

Address: No.10, 156 Lane, Changji Road

 Anting Town, Jiading District

 Shanghai, China

 Facsimile: +86-21-5996-2380

 Email: hu.lin@kadi-technologies.com

8.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3. Ambiguities. The parties acknowledge that each party and its counsel has participated in the drafting of this Agreement and any Additional Agreements and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

8.4. Publicity. Except as required by applicable law or the rules and regulations of the SEC and/or The NASDAQ Stock Market, the parties agree that neither they nor their agents, affiliates or representatives shall issue any press release or make any other public disclosure concerning this Agreement or the transactions contemplated hereunder without the prior approval of the other parties hereto.

8.5. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction contemplated hereby shall be paid by the party incurring such cost or expense.

8.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (i) none of the Selling Shareholders may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of BORQS; and (ii) in the event BORQS assigns its rights and obligations under this Agreement to an affiliate, BORQS shall continue to remain liable for its obligations hereunder.

8.7. Further Assurances. The parties hereto agree to execute such further documents, instruments and agreements and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Hong Kong SAR.

8.9. Counterparts; Effectiveness. This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in Section 5.1 and 5.2 hereof, which shall be third party beneficiaries hereof.

8.11. Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, BORQS and the Seller Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORQS:

BORQS TECHNOLOGIES, INC.

By:	/s/ Pat Sek Yuen Chan
Name:	Pat Sek Yuen Chan
Title:	Chief Executive Officer

BORQS BEIJING LTD.

By:	/s/ Pat Sek Yuen Chan
Name:	Pat Sek Yuen Chan
Title:	Chief Executive Officer

BORQS HONG KONG LIMTED

By:	/s/ Pat Sek Yuen Chan
Name:	Pat Sek Yuen Chan
Title:	Chief Executive Officer

KADI:

Shanghai KADI Technologies Co., Ltd.

By:	/s/ Lin Hu
Name:	Lin Hu
Title:	CEO

KADI TECHNOLOGIES LIMITED

By:	/s/ Lin Hu
Name:	Lin Hu
Title:	CEO

SELLING SHAREHOLDERS:

/s/ LIN HU
LIN HU

/s/ SHOU HUAJUN
SHOU HUAJUN